Exhibit 4.3(e)

This Note is a Global Security within the meaning of the Indenture referred to herein and is registered in the name of a Depositary or a nominee of a Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”) to the issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.

REGISTERED		REGISTERED
BB&T Corporation
Medium-Term Note, Series E (Senior)
No.	(Master Global Note)

BB&T Corporation (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to), a corporation duly organized and existing under the laws of North Carolina, for value received, hereby promises to pay to Cede & Co. or its registered assigns: (i) on each principal payment date, including each amortization date, redemption date, repayment date, maturity date, and extended maturity date, as applicable, of each obligation identified on the records of the Issuer (which records are maintained by U.S. Bank National Association (unless otherwise specified in an applicable Pricing Supplement, the “Paying Agent”)) as being evidenced by this Master Global Note, the principal amount then due and payable for each such obligation, and (ii) on each interest payment date, if any, the interest then due and payable on the principal amount for each such obligation. Payment shall be made by wire transfer of United States dollars to the registered owner, or immediately available funds or the equivalent to a party as authorized by the registered owner and in the currency other than United States dollars as provided for in each such obligation, by the Paying Agent without the necessity of presentation and surrender of this Master Global Note.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS MASTER GLOBAL NOTE SET FORTH ON THE REVERSE HEREOF.

This Master Global Note is a valid and binding obligation of the Issuer.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated:	BB&T CORPORATION

By:
	Name:	Hal S. Johnson
	Title:	Executive Vice President and Treasurer

Attest:
	Name:	Robert J. Johnson, Jr.
	Title:	Senior Executive Vice President,
General Counsel, Secretary and Chief Corporate
Governance Officer

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities issued under

the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Signatory

Or by

,
as Authenticating Agent

By:
Authorized Officer

(Reverse Side of Note)

This Master Global Note evidences certain indebtedness (the “Debt Obligations”) of the Issuer, which shall form a part of the Issuer’s unsecured, unsubordinated medium-term notes, Series E due nine months or more from the date of issue (such series being referred to as “Series E” and such notes being referred to as the “Series E Notes”), all issued or to be issued under and pursuant to the Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by the First Supplemental Indenture, dated as of May 4, 2009 (as so amended, and as may be further amended or supplemented from time to time, the “Indenture”), duly executed and delivered by the Issuer to U.S. Bank National Association (as successor to the corporate trust business of State Street Bank and Trust Company), as trustee (the “Trustee”), to which Indenture, including all indentures supplemental thereto, along with the Issuer’s Officers’ Certificate and Company Order (the “Officers’ Certificate”), dated August 4, 2014, with respect to, among other things, the establishment of the Series E Notes, reference is hereby made for a description of the rights, duties and immunities thereunder of the Issuer, the Trustee and the holders of the Debt Obligations. In accordance with the Indenture and Officers’ Certificate, the Debt Obligations and other Series E Notes may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption and repayment provisions, if any, may be subject to different sinking, purchase, or analogous funds, if any, may be subject to different covenants and events of default, and may otherwise vary as in the Indenture or Officers’ Certificate provided or permitted. The Indenture does not limit the aggregate principal amount of Series E Notes, including the Debt Obligations as evidenced by this Master Global Note, that the Issuer may issue under this Series E.

Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Indenture or the Officers’ Certificate.

No reference herein to the Indenture and no provision of this Master Global Note or of the Indenture shall impair or affect, without the consent of a holder of this Master Global Note, the right of such holder to receive payment of the principal of and any premium and interest on each Debt Obligation on or after the respective Stated Maturities, or to institute suit for the enforcement of any such payment on or after such respective dates against the Issuer.

At the request of the registered owner, the Issuer shall promptly issue and deliver one or more separate note certificates evidencing each Debt Obligation evidenced by this Master Global Note. As of the date any such note certificate or certificates are issued, the Debt Obligations which are evidenced thereby shall no longer be evidenced by this Master Global Note.

Beneficial interests in the Debt Obligations evidenced by this Master Global Note are exchangeable for definitive Series E Notes in registered form, of like tenor and terms and of an equal aggregate principal amount, only if (a) (i) The Depository Trust Company, as depositary (the “Depositary”), notifies the Issuer that it is unwilling or unable to continue as Depositary for this Master Global Note, or (ii) if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and in either case, a successor depositary is not appointed by the Issuer within 90 days after receiving notice or becoming aware the Depositary is unwilling or unable to continue as Depositary or is no longer so registered; (b) the Issuer in its sole discretion elects to issue definitive notes; or (c) after the occurrence of an Event of Default relating to a Debt Obligation evidenced by this Master Global Note, beneficial owners representing a majority in principal amount of such Debt Obligation advise the Depositary or other clearing system(s) through its participants to cease acting as depositary for such Debt Obligation evidenced by this Master Global Note. Any beneficial interests in such Debt Obligation that are exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Series E Notes in registered form, of like tenor and terms and of an equal aggregate principal amount, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Such definitive notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the registrar.

Prior to due presentment of this Master Global Note for registration of transfer, the Issuer, the Trustee or any agent of the Issuer or the Trustee may treat the holder in whose name this Master Global Note is registered as the owner hereof for all purposes, whether or not this Master Global Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary except as required by applicable law.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto

(Name, Address, and Taxpayer Identification Number of Assignee)

the Master Global Note and all rights thereunder, hereby irrevocably constituting and appointing                     attorney to transfer said Master Global Note on the books of the Issuer with full power of substitution in the premises.

Dated:
(Signature)
Signature(s) Guaranteed:	NOTICE: The signature on this assignment must correspond with the name as written upon the face of this Master Global Note, in every particular, without alteration or enlargement or any change whatsoever.

BB&T CORPORATION

RIDER TO MASTER GLOBAL NOTE DATED             ,

Medium-Term Notes, Series E (Senior)

This RIDER forms a part of and is incorporated into the Master Global Note, dated             ,     , of BB&T Corporation (the “Issuer”) registered in the name of Cede & Co, or its registered assigns, evidencing the Issuer’s Debt Obligations.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF SUCH MASTER GLOBAL NOTE (TOGETHER WITH THIS RIDER, HEREIN REFERRED TO AS THIS “MASTER GLOBAL NOTE”) SET FORTH IN THE RECORDS OF THE ISSUER MAINTAINED BY THE TRUSTEE, WHICH RECORDS CONSIST OF THE PRICING SUPPLEMENT(S) TO THE PROSPECTUS SUPPLEMENT, DATED AUGUST 4, 2014, AND PROSPECTUS, DATED JULY 11, 2014 (EACH SUCH PRICING SUPPLEMENT, AS IT MAY BE AMENDED OR SUPPLEMENTED, A “PRICING SUPPLEMENT”), RELATING TO EACH ISSUANCE OF DEBT OBLIGATIONS, AS FILED BY THE ISSUER WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

Section 1. Defined Terms.

Unless otherwise defined herein, all terms used in this Master Global Note which are defined in the Indenture or Officers’ Certificate shall have the respective meanings assigned to them in the Indenture or the Officers’ Certificate.

Section 2. General.

This Master Global Note is a duly authorized issue of the series of Securities of the Issuer designated herein. In accordance with the terms of the Indenture and the Officers’ Certificate, the Debt Obligations and other Series E Notes may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption and repayment provisions, if any, may be subject to different sinking, purchase, or analogous funds, if any, may be subject to different covenants and events of default, and may otherwise vary as in the Indenture or the Officers’ Certificate provided or permitted. The Indenture does not limit the aggregate principal amount of Series E Notes, including the Debt Obligations evidenced by this Master Global Note, that the Issuer may issue under this Series E.

This Master Global Note may have such additional or different terms as are set forth in the applicable Pricing Supplement(s) as provided for or permitted in the Indenture or the Officers’ Certificate. Any terms so set forth shall be deemed to modify and/or supersede, as necessary, any other terms set forth in this Master Global Note.

Section 3. Payments of Principal and Interest.

Unless otherwise specified in the applicable Pricing Supplement, the Issuer shall pay the principal of each Debt Obligation, together with any premium thereon, on the Maturity date of each Debt Obligation or upon any applicable Redemption Date, and shall pay interest thereon from the original issue date of such Debt Obligation (the “Original Issue Date”) or such other date specified in the applicable Pricing Supplement or, except as otherwise specified below, from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, on each applicable Interest Payment Date, commencing with the Interest Payment Date immediately following the Original Issue Date or such other date specified in the applicable Pricing Supplement, at the applicable rate, until the principal of the Debt Obligation is paid or made available for payment; provided, however, that if the Original Issue Date is between a Regular Record Date and an Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date. The interest so payable and punctually paid or duly provided for on any

Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Master Global Note (or one or more predecessor Master Global Notes) is registered at the close of business on the Regular Record Date related to the Interest Payment Date, which, unless otherwise specified in the applicable Pricing Supplement, shall be the day (whether or not a Business Day) 15 calendar days preceding each Interest Payment Date; provided, however, that interest payable on the Maturity date of any Debt Obligation or any applicable Redemption Date shall be payable to the Person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder of this Master Global Note on such Regular Record Date and may be paid in accordance with the Indenture (i) to the Person in whose name this Master Global Note (or one or more predecessor Series E Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the holder of this Master Global Note not less than 10 days prior to such Special Record Date; or (ii) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Series E Notes may be listed, and upon such notice as may be required by any such exchange, if such manner of payment is deemed practicable by the Trustee. In the event that any Maturity date or Redemption Date is not a Business Day, the principal otherwise payable on such date will be paid on the next day that is a Business Day with the same force and effect as if made on such Maturity date or Redemption Date, as applicable, and no interest will accrue for the period from and after such Maturity date or Redemption Date to such next following Business Day. In the event that any Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day and no interest will accrue for the period from and after the scheduled Interest Payment Date, provided that, for LIBOR Debt Obligations and EURIBOR Debt Obligations, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. Unless otherwise specified in an applicable Pricing Supplement, payment of the principal of (and premium, if any) and interest on this Master Global Note due on the Maturity date or any applicable Redemption Date will be made in immediately available funds to the Depositary or its nominee, or registered assigns, as the registered owner of this Master Global Note representing the Debt Obligations; provided, however, that the Issuer may, at its option, pay principal and any premium and interest with respect to any Registered Note by mailing a check to the address of the Person entitled to payment as it appears on the Security Register, except that a holder of this Master Global Note holding $10,000,000 (or the equivalent of $10,000,000 in a currency other than U.S. dollars) or more in aggregate principal amount of the Debt Obligations of like tenor and terms shall be entitled to receive payments by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee or the applicable Paying Agent not later than ten Business Days prior to the applicable payment date.

The principal of and any premium and interest on the Debt Obligations under this Master Global Note are payable by the Issuer in U.S. dollars, unless the applicable Pricing Supplement specifies otherwise. If the specified currency is other than U.S. dollars, the Issuer will (unless otherwise specified in the applicable Pricing Supplement) arrange to convert all payments in respect of the applicable Debt Obligations under this Master Global Note into U.S. dollars. The amount of any U.S. dollar payment in respect of a Debt Obligation having a specified currency other than U.S. dollars will be based on the bid quoted by the exchange rate agent for the purchase of U.S. dollars with the specified currency for settlement on the payment date and on the aggregate amount of the specified currency payable to the holder of this Master Global Note scheduled to receive such payments. The bid quotation will be as of 11:00 a.m., London time, on the second day preceding the applicable payment date on which banks are open for business in London and New York City. If this bid quotation is not available, such exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in London or New York City selected by such exchange rate agent. If these bids are not available, payment of the aggregate amount due to the holder on the payment date will be in the specified currency. All currency exchange costs will be borne by the holder of this Master Global Note by deductions from such payments due such holder.

If the specified currency is other than U.S. dollars, the holder may (if so indicated in the applicable Pricing Supplement) elect to receive all payments in respect of applicable Debt Obligations under this Master Global Note in the specified currency by delivery of a written notice to the applicable Paying Agent not later than fifteen calendar days prior to the applicable payment date. That election will remain in effect until revoked by written notice to the Paying Agent received no later than fifteen calendar days prior to the applicable payment date.

Section 4. Redemption.

If possible Redemption Dates or periods within which Redemption Dates may occur and the related Redemption Prices (expressed as percentages of the principal amount of the applicable Debt Obligations) are set forth in the applicable Pricing Supplement, unless the applicable Pricing Supplement specifies otherwise, such Debt Obligations are subject to redemption prior to the Maturity date upon not less than 30 nor more than 60 days’ notice mailed to the Person in whose name this Master Global Note is registered at such address as shall appear in the Security Register of the Issuer, on any Redemption Date so specified or occurring within any period so specified, as a whole or in part, at the election of the Issuer, at the applicable Redemption Price so specified, together with accrued interest, if any, to the Redemption Date, provided, however, that installments of interest whose Stated Maturity is on or prior to such Redemption Date will be payable in the case of any such redemption to the holder of this Master Global Note (or one or more predecessor Series E Notes) at the close of business on the relevant record dates referred to above, all in accordance with the terms hereof and as provided in the Indenture. If less than all of the Debt Obligations with similar terms are to be redeemed, the Trustee will select the Debt Obligations to be redeemed by a method that the Trustee deems fair and appropriate. Unless the applicable Pricing Supplement specifies otherwise, the Issuer will not be obligated to redeem, purchase or repay Debt Obligations at the option of the holder.

Section 5. Sinking Funds.

Unless otherwise specified in the applicable Pricing Supplement, the Debt Obligations under this Master Global Note are not subject to any sinking fund or analogous provision.

Section 6. Principal Amount For Indenture Purposes.

For the purpose of determining whether holders of the requisite amount of the Series E Notes, including the Debt Obligations as evidenced by this Master Global Note, outstanding under the Indenture have made a demand, given a notice or waiver or taken any other action, the outstanding principal amount of this Master Global Note shall be deemed to be the aggregate principal amount outstanding of the Debt Obligations as evidenced by this Master Global Note.

Section 7. Modification and Waivers.

The Indenture permits the modification of the rights and obligations of the Issuer and the rights of the holders of Securities Outstanding under the Indenture at any time by the Issuer and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected, although certain modifications cannot be made without the consent of the holder of each Outstanding Security affected thereby. The Indenture also permits the Issuer and the Trustee to modify the Indenture in certain circumstances without the consent of the holders of any Securities at the time Outstanding. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Series E Notes at the time Outstanding, on behalf of the holders of all Series E Notes, prior to any acceleration of the principal of such Series E Notes, to waive any past default or Event of Default under the Indenture and its consequences, except a default under a covenant that cannot be modified without the consent of each holder of a Series E Note affected thereby. In addition, the holders of a majority in aggregate principal amount of the Outstanding Series E Notes may waive all defaults and rescind a declaration of acceleration of the Series E Notes if certain conditions are satisfied. Any such consent or waiver by the holder of this Master Global Note shall be conclusive and binding upon such holder and upon all future holders of this Master Global Note and of any Master Global Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Master Global Note.

No reference herein to the Indenture and no provision of this Master Global Note or of the Indenture shall impair or affect, without the consent of a holder of this Master Global Note, the right of such holder to receive payment of the principal of and any premium and interest on each Debt Obligation on or after the respective Stated Maturities, or to institute suit for the enforcement of any such payment on or after such respective dates against the Issuer.

Section 8. Authorized Form and Denominations.

Unless otherwise set forth in the applicable Pricing Supplement, the Debt Obligations are issuable only in fully registered form without coupons in denominations of $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Debt Obligations are exchangeable for a like aggregate principal amount of Debt Obligations of other authorized denominations and of like tenor and terms of the same series, as requested by the holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to due presentment for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Master Global Note is registered in the Security Register as the owner hereof for all purposes, whether or not this Master Global Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

Section 9. Registration of Transfer.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Master Global Note is registrable in the Security Register of the Issuer, upon due presentment of this Master Global Note for registration of transfer at the office or agency of the Issuer in any place where the principal of (and premium, if any) and interest on this Master Global Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Master Global Notes of this series and of like tenor and terms and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Section 10. Events of Default.

Unless otherwise specified in an applicable Pricing Supplement, the events that constitute Events of Default with respect to Debt Obligations evidenced by this Master Global Note shall be as set forth in the Indenture.

If an Event of Default with respect to the Series E Notes, including the Debt Obligations under this Master Global Note, shall occur and be continuing, the principal of all the Series E Notes, including the Debt Obligations under this Master Global Note, may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.

Section 11. Governing Law.

This Master Global Note shall be governed by and construed in accordance with the laws of the State of New York.